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                                                                       Exhibit 3

                             Joint Filing Agreement

      In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Integrated Sensor Solutions, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(f)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Date: May 7, 1999


                                   SENSOR ACQUISITION CORPORATION


                                   By: /s/ MARTHA N. SULLIVAN
                                       -------------------------------------
                                       Martha N. Sullivan
                                       President


                                   TEXAS INSTRUMENTS INCORPORATED


                                   By: /s/ RICHARD K. TEMPLETON
                                       -------------------------------------
                                       Richard K. Templeton
                                       Executive Vice President